Exhibit 10.10

WESTELL TECHNOLOGIES, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT is granted by WESTELL TECHNOLOGIES, INC. (the “Company”) to                                                   (the “Participant”) this                                          (the “Grant Date”) pursuant to the Company’s 2004 Stock Incentive Plan (the “Plan”). The applicable terms of the Plan are incorporated herein by reference, including the definitions of terms contained therein.

WHEREAS, the Company believes it to be in the best interests of the Company and its stockholders for its officers and other Participants to have an incentive tied to the price of the Company’s Class A Common Stock (the “Common Stock”) in order that they will have a greater incentive to work for and manage the Company’s affairs in such a way that its shares may become more valuable; and

WHEREAS, the Company has determined to grant the Participant units consisting of Performance Units and Restricted Units (“Restricted Stock Units”) which assuming certain conditions and other requirements specified below are satisfied convert into shares of Common Stock pursuant to the terms of the Plan and this Agreement;

NOW, THEREFORE, in consideration of the premises and of the services to be performed by the Participant and other conditions required hereunder, the Company and the Participant intending to be legally bound hereby agree as follows:

1. Performance Units Award. The Company hereby grants to the Participant                                          “Performance Units”. The Performance Units granted under this Agreement are units that will be reflected in a book account maintained by the Company until they convert to Restricted Stock (as defined below) pursuant to Section 4 or have been forfeited. This award is subject to the terms and conditions of this Agreement and the Plan.

2. Restricted Units Award. The Company hereby grants to the Participant                                          “Restricted Units”. The Restricted Units granted under this Agreement are units that will be reflected in a book account maintained by the Company until they convert to Restricted Stock pursuant to Section 4 or have been forfeited. This award is subject to the terms and conditions of this Agreement and the Plan

3. Performance Condition for Determining the Conversion Rate Applicable to Performance Units.

(a)

The number of shares of Common Stock that the Participant will receive with respect to each Performance Unit is dependent upon the Company’s attainment of certain performance goals during its fiscal year      (the “Performance Period”). The threshold, target and maximum goals for                                          during the Performance Period are as shown on Exhibit 1 and the percentage used to determine the number of shares of Common Stock issued with respect to the Performance Units are as shown below each goal in the “Performance Unit Conversion Rate” line on Exhibit 1 (such Performance Unit Conversion Rate percentage being referred to herein as the “Conversion Rate”). As soon as practicable after the Company’s audited financial statements for the Performance Period are available to the Committee, the Committee in its sole discretion shall calculate the Company’s actual for such Performance Period in accordance with the terms attached hereto as Exhibit 2 and determine the Conversion Rate as described in Exhibit 1. The resulting Conversion Rate shall determine the number of shares of Restricted Stock that the Participant may earn with respect to each Performance Unit. The Company shall promptly communicate this information to the Participant.

(b)	If, upon the Committee’s determination in its sole discretion as provided above, the Conversion Rate is zero, then the Participant will forfeit all Performance Units awarded hereunder.

4. Conversion of Performance Units and Restricted Units to Common Stock.

(a)	Performance Units.

(i)	Within forty-five days of the Committee’s determination of the Conversion Rate pursuant to Section 3, above, the Company shall issue to the Participant a certificate representing the number of shares of Common Stock equal to the number of Performance Units multiplied by the applicable Conversion Rate. Such Common Stock shall vest in accordance with Section 5(a) (with twenty-five percent (25%) being immediately vested thereunder); be subject to the rights, restrictions, obligations and limitations set forth herein with respect to Restricted Stock; and be referred to for purposes of this Agreement as Restricted Stock.

(ii)	If application of the Conversion Rate that applies to Performance Units would result in issuance of a fractional number of shares, any fraction of 0.5 or greater will be rounded up to the next whole share, and any fraction of less than 0.5 will be rounded down to the next whole share.

(b)	Restricted Units. On , the Company shall issue to the Participant a certificate representing one share of Common Stock for each Restricted Unit. Such Common Stock shall vest in accordance with Section 5(b) (with twenty-five percent (25%) being eligible for immediate vesting thereunder); be subject to the rights, restrictions, obligations and limitations set forth herein with respect to Restricted Stock; and be referred to for purposes of this Agreement as “Restricted Stock.”

5. Vesting of Award.

(a)	Performance Units. The Restricted Stock issued with respect to the Performance Units as described in Section 4 will vest according to the following schedule, with respect to each installment shown in the schedule, on and after the vesting date applicable to such installment:

Installment	Vesting Date Applicable to Installment

25% of the Award, if any	Date the Committee Determines the Conversion Rate

Next 25% of the Award, if any

Next 25% of the Award , if any

Final 25% of the Award, if any

(b)	Restricted Units. The Restricted Stock issued with respect to the Restricted Units as described in Section 4 pursuant to Section 2 will vest according to the following schedule, with respect to each installment shown in the schedule, on and after the vesting date applicable to such installment:

Installment	Vesting Date Applicable to Installment

25% of the Award

Next 25% of the Award

Next 25% of the Award

Final 25% of the Award

(c)	Vesting Conditions and Provisions Applicable to All Awards. The period of time during which the Performance Units, Restricted Units or Restricted Stock are forfeitable is referred to as the “Restricted Period”. Except as provided in Section 7, if the Participant’s employment with the Company terminates during the Restricted Period for any reason, then the unvested Performance Units, Restricted Units or Restricted Stock shall be forfeited to the Company on the date of such termination, without any further obligation of the Company to the Participant and all of the Participant’s rights with respect to unvested Performance Units, Restricted Units or Restricted Stock shall terminate.

6. Rights During the Restricted Period.

(a)	Restricted Stock Units. Prior to the applicable date on which the Restricted Stock Units which includes Performance Units and Restricted Units are converted to Restricted Stock as described in Section 4, the Participant will not have any right to vote the Restricted Stock Units. The Participant will not be deemed a stockholder of the Company with respect to any of the Restricted Stock Units. The Restricted Stock Units may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of prior to vesting. After Restricted Stock Units are converted to shares of Restricted Stock, the Participant shall receive a cash payment or payments from the Company equal to any cash dividends paid with respect to the number of shares of Restricted Stock relating to Restricted Stock Units that are earned hereunder during the period beginning with the date of Award through the date the Restricted Stock becomes issued and outstanding.

(b)	Restricted Stock. During the Restricted Period, the Participant shall have the right to vote any Restricted Stock and to receive cash dividends declared thereon, if any. If any stock dividend is declared upon the Restricted Stock, or there is any stock split, stock distribution, or other change of a similar nature in the corporate structure of the Company with respect to the Company’s Common Stock, the aggregate number and kind of shares covered by this Grant shall be proportionately and appropriately adjusted (and shall remain subject to the same restrictions applicable to the original Restricted Stock). The Restricted Stock may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of prior to vesting pursuant to Section 5, and thereafter only in compliance with this Agreement and the Plan.

7. Change in Control.

(a)	Notwithstanding the provisions of Section 5, in the event of a Triggering Event or a termination of Participant’s employment by the Company without Cause no more than three months prior to and in anticipation of a Change in Control, the Participant will become immediately vested in all Restricted Stock Units and Restricted Stock.

(b)	In the event of a Triggering Event occurring prior to the close of the Performance Period, the Committee will establish a Conversion Rate that assumes performance that is no lower than target levels. In the event of a Triggering Event occurring after the close of the Performance Period, the Participant will be immediately vested in Restricted Stock that the Company issues or has issued based upon the actual Conversion Rate determined in accordance with Section 3.

(c)	For purposes of this Agreement, “Change in Control”, “Triggering Event”, “Good Reason” and “Cause” have the following meaning:

(i)	A “Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(A)	the consummation of the purchase by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, except the Voting Trust (together with its affiliates) formed pursuant to the Voting Trust Agreement dated February 23, 1994, as amended, among Robert C. Penny III and Melvin J. Simon, as co-trustees, and certain members of the Penny family and the Simon family, of ownership of shares representing more than 50% of the combined voting power of the Company’s voting securities entitled to vote generally (determined after giving effect to the purchase);

(B)	a reorganization, merger or consolidation of the Company, in each case, with respect to which persons who were shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own 50% or more of the combined voting power entitled to vote generally of the Company or the surviving or resulting entity (as the case may be); or

(C)	a sale of all or substantially all of the Company’s assets, except that a Change in Control shall not exist under this clause (iii) if the Company or persons who were shareholders of the Company immediately prior to such sale continue to collectively own 50% or more of the combined voting power entitled to vote generally of the acquirer.

(ii)	A “Triggering Event” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(A)	the Participant resigns from and terminates his employment with the Company for Good Reason following a Change in Control by notifying the Company or its successor within ninety (90) days after the initial occurrence of the event constituting Good Reason specifying in reasonable detail the basis for the Good Reason.

(B)	the Company or its successor terminates the Participant’s employment with the Company without Cause within two years of the date on which a Change in Control occurred.

(iii)	“Good Reason” means that concurrent with or within twelve months following a Change in Control, the Participant’s base salary is reduced or the Participant’s total compensation and benefits package is materially reduced without the Participant’s written approval, or the Participant’s primary duties and responsibilities prior to the Change in Control are materially reduced or modified in such a way as to be qualitatively beneath the duties and responsibilities befitting of a person holding a similar position with a company of comparable size in the Company’s business in the United States, without the Participant’s written approval (other than may arise as a result of the Company ceasing to be a reporting company under the Exchange Act or ceasing to be listed on NASDAQ), or the Participant is required, without his consent, to relocate his principal office to a location, or commence principally working out of another office located, more than 30 miles from the Company’s office which represented the Participant’s principal work location.

(iv)

“Cause” means (A) the failure by the Participant to comply with a particular directive or request from the Board of the Company regarding a matter material to the Company, and the failure thereafter by the Participant to reasonably address and remedy such noncompliance within thirty (30) days (or such shorter period as shall be reasonable or necessary under the circumstances) following the Participant’s receipt of written notice from the Board confirming the Participant’s noncompliance; (B) the taking of an action by the Participant regarding a matter material to the Company, which action the Participant knew at the time the action was taken to be specifically contrary to a particular directive or request from the Board, (C) the failure by the Participant to comply with the written policies of the Company regarding a matter material to the Company, including expenditure authority, and the failure thereafter by the Participant to reasonably address and remedy such noncompliance within thirty (30) days (or such shorter period as shall be reasonable or necessary under the circumstances) following the Participant’s receipt of written notice from the Board confirming the Participant’s noncompliance, but such opportunity to cure shall not apply if the failure is not curable; (D) the Participant’s engaging in willful, reckless or grossly negligent conduct or misconduct which, in the good faith determination of the Company’s Board, is materially injurious to the Company monetarily or otherwise; (E) the aiding or abetting a competitor or other breach by the Participant of his fiduciary duties to the Company; (F) a material breach by the Participant of his obligations of confidentiality or nondisclosure or (if applicable) any breach of the Participant’s obligations of noncompetition or nonsolicitation under any agreement between the Participant and the Company; (vii) the use or knowing possession by the Participant of illegal drugs on the premises of the Company; or (G) the Participant is convicted of, or pleads guilty or no contest to, a felony or a crime involving moral turpitude.

(d)	Solely for purposes of the definitions of “Triggering Event”, “Good Reason” and “Cause” under this Section 7 (and not for purposes of the definition of “Change in Control” hereunder), the Company shall be deemed to include any of Westell Technologies, Inc.’s direct and indirect subsidiary companies and the term Board shall be deemed to include the Board of Directors of any such subsidiary.

8. Custody of Restricted Stock. The Restricted Stock granted hereunder may be evidenced in such manner as the Company shall determine. The Restricted Stock may be held, along with any stock dividends and other non-cash distributions relating thereto, in custody by the Company or an agent for the Company until it shall become vested. If any certificates are issued for the Restricted Stock, the certificates will bear a legend as described in Section 9, below. Upon the vesting of the Restricted Stock pursuant to the terms hereof and the satisfaction of any withholding tax obligations, the Participant will receive vested shares of Common Stock.

9. Legend. Certificates representing the Restricted Stock (and any shares received in respect of the Restricted Stock as contemplated under the Plan) shall bear a legend as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS SET FORTH IN A RESTRICTED STOCK UNIT AWARD AGREEMENT BETWEEN THE ISSUER AND THE HOLDER DATED                     . A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.”

10. Interpretation by Committee. The Participant agrees that any dispute or disagreement that may arise in connection with this Agreement shall be resolved by the Committee, in its sole discretion, and that any interpretation by the Committee of the terms of this Agreement, the Award or the Plan and any determination made by the Committee under this Agreement or such plan may be made in the sole discretion of the Committee.

11. Miscellaneous.

(a)	This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein between residents thereof.

(b)	This Agreement may not be amended or modified except by the written consent of the parties hereto.

(c)	The captions of this Agreement are inserted for convenience of reference only and shall not be taken into account in construing this Agreement.

(d)	This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and inure to the benefit of the Participant, the Beneficiary and the personal representative(s) and heirs of the Participant, except that the Participant may not transfer any interest in any Restricted Stock Units or Restricted Stock prior to the release of the restrictions imposed by Sections 5 and 6.

(e)	Notwithstanding any other provision in this Award Agreement, this Award is subject to re-approval of the performance goals set forth in the Plan and related amendments by the Company’s stockholders at the Annual Meeting of Stockholders.

IN WITNESS WHEREOF, the parties hereto have, personally or by a duly authorized representative, executed this Agreement as of the Grant Date first above written.

Westell Technologies, Inc.

By:
Authorized Officer

Participant

Exhibit 1

Fiscal Year              (“Performance Period”) Conversion Rate Metric

	Minimum	Target	Maximum
Restricted Stock Unit Conversion Rate	0%	100%	140%

For FY                     performance between Minimum and Target or between Target and Maximum, the Conversion Rate will be linearly interpolated between the respective points in the table above. The Conversion Rate will not exceed 140%.

Exhibit 2